EXHIBIT 10.4

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of December 29, 2005, is by and between UNIQUESCREEN MEDIA, INC., a Delaware corporation (the “Borrower”), and EXCEL BANK MINNESOTA, a Minnesota state banking corporation (the “Bank”).

RECITALS:

A.      The Borrower has requested that the Bank make available to the Borrower a revolving credit facility in an aggregate principal amount not to exceed $7,500,000 (the “Revolving Credit Facility”).

B.      The Borrower will use the proceeds of advances under the Revolving Credit Facility to repay existing indebtedness and for the Borrower’s general working capital purposes.

AGREEMENTS:

IN CONSIDERATION of the foregoing premises, and the mutual covenants set forth herein, the parties agree as follows:

ARTICLE 1 DEFINITIONS AND ACCOUNTING TERMS

Section 1.1    Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings set out respectively after each (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

Act of Bankruptcy: With respect to any Person, if (i) the Person shall (1) be or become insolvent, or (2) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or the like of the Person or of all or a substantial part of the Person’s property, or (3) commence a voluntary case under any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding under the laws of any jurisdiction, or (4) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, or (5) admit in writing the Person’s inability to pay the Person’s debts as they mature, or (6) make an assignment for the benefit of the Person’s creditors; or (ii) a proceeding or case shall be commenced, without the application or consent of the Person, in any court of competent jurisdiction, and such proceeding or case shall not be dismissed within 60 days after commencement, seeking (1) the liquidation, reorganization, dissolution, winding up or the composition or adjustment of debts of the Person, (2) the appointment of a trustee, receiver, custodian or liquidator or the like of the Person or of all or any substantial part of the Person’s property, or (3) similar relief in respect of the Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts.

Adjustment Date: The second Business Day following receipt by the Bank of both (a) the financial statements required to be delivered pursuant to Section 8.1 for the most recently completed quarter, and (b) the Compliance Certificate required to be delivered pursuant to Section 8.1 with respect to such quarter.

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Adverse Effect: A material adverse effect on the business, operations, property, assets or condition (financial or otherwise) of the Borrower or on the ability of the Borrower or any other party obligated thereunder to perform its obligations under the Loan Documents.

Affiliate: Any Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Borrower or any of its Subsidiaries, or (ii) five percent (5%) or more of the equity interest of which is held beneficially or of record by the Borrower or any of its Subsidiaries. Control for purposes of this definition means the possession, directly or indirectly, of the power to cause the direction of management and policies of a Person, whether through the ownership of voting securities or otherwise.

Agreement: This Credit Agreement, as it may be amended, modified, supplemented, restated or replaced from time to time.

Borrowing Base: At any time an amount equal to the sum of 85% of Net Installments Receivable.

Borrowing Base Certificate: The borrowing base certificate in such form as the Bank may require from time to time to be delivered by the Borrower to the Bank.

Business Day: Any day (other than a Saturday, Sunday or legal holiday in the State of Minnesota) on which state banks are permitted to be open in Minneapolis, Minnesota.

Capital Expenditure: Any amount debited to the fixed asset account on the balance sheet of the Borrower in respect of (a) the acquisition (including, without limitation, acquisition by entry into a Capitalized Lease), construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, (b) to the extent related to and not included in (a) above, materials, contract labor and direct labor (excluding expenditures properly chargeable to repairs or maintenance in accordance with GAAP), and (c) other capital expenditures and other uses recorded as capital expenditures or similar terms having substantially the same effect.

Capitalized Lease: Any lease which is or should be capitalized on the books of the lessee in accordance with GAAP.

Code: The Internal Revenue Code of 1986, as amended, or any successor statute, together with regulations thereunder.

Collateral: The collateral as defined in Section 5.1.

Compliance Certificate: The compliance certificate in such form as the Bank may require from time to time to be delivered by the Borrower to the Bank.

Credit Party: The Borrower, any Subsidiary of the Borrower, any Person who at any time guaranties or pledges any assets to secure the Obligations, or any one or more of them.

Default: Any event which, with the giving of notice to the Borrower or lapse of time, or both, would constitute an Event of Default.

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EBITDA: For any period of determination and with respect to the Borrower, net income plus (i) deductions for Interest Expense, income taxes, depreciation, amortization and management fees paid or accrued under the Services Agreement in an amount not to exceed $36,000 per year, minus (ii) extraordinary income and gains (losses) on sales of assets, all as determined in accordance with GAAP.

ERISA: The Employee Retirement Income Security Act of 1974, as amended, and any successor statute, together with regulations thereunder.

ERISA Affiliate: Any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

Event of Default: Any event described in Section 10.1.

Federal Reserve Board: The Board of Governors of the Federal Reserve System or any successor thereto.

Fixed Charge Coverage Ratio: For any period of determination and with respect to the Borrower, the ratio of (a) the sum of (i) EBITDA for such period, plus (ii) the greater of (1) 25% multiplied by the Capital Expenditures made in such period, or (2) $500,000, minus (iii) income tax paid in such period, to (b) the sum of (i) Interest Expense in such period, minus (ii) scheduled principal payments on Indebtedness in such period, plus (iii) $600,000, plus (iv) management fees paid or accrued under the Services Agreement in an amount not to exceed $36,000 per year. The Fixed Charge Coverage Ratio shall be determined on a trailing four-quarter basis.

GAAP: Generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

Indebtedness: Without duplication, all indebtedness for borrowed money or credit extended to or for the account of the Borrower or any Subsidiary, including without limitation, (a) obligations secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the obligation secured thereby shall have been assumed and whether or not the obligation secured is the obligation of the owner or another party; (b) any obligation on account of deposits or advances; (c) any obligation for the deferred purchase price of any property or services excluding, however, all Trade Accounts Payable; (d) any obligation as lessee under any Capitalized Lease; (e) all guaranties, endorsements and other contingent obligations respecting Indebtedness of others; and (f) undertakings or agreements to reimburse or indemnify issuers of letters of credit. Indebtedness of the Borrower shall exclude any debt owed to Eugene or Alyssa Schreder to the extent such debt is offset (dollar for dollar) with payment of the stock subscription receivable from Granite Equity Limited Partnership. For all purposes of this Agreement (i) the Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, and (ii) the Indebtedness of any Person shall include the Indebtedness of any joint venture in which such Person is a joint venturer.

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Interest Expense: For any period, the total interest expense for such period (whether paid in cash, accrued or deferred, and including any default rate of interest if then applicable), on Indebtedness of the Borrower, minus interest earned during such period, all as determined in accordance with GAAP.

Investment: The acquisition, purchase, making or holding of any stock or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase stock or other debt or equity securities of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof.

LIBOR Rate: The “London Interbank Offered Rates (LIBOR)” for one month as published in the “Money Rates” column of The Wall Street Journal on the first Business Day of each month (or, if The Wall Street Journal ceases to publish a rate so designated, any similar successor rate as the Bank shall in good faith designate). The Bank may lend to its customers at rates that are at, above or below the LIBOR Rate.

Lien: Any security interest, mortgage, pledge, lien, hypothecation, judgment lien or similar legal process, charge, encumbrance, title retention agreement or analogous instrument or device (including, without limitation, the interest of the lessors under Capitalized Leases and the interest of a vendor under any conditional sale or other title retention agreement).

Loan(s): Any one or more Revolving Loans.

Loan Documents: This Agreement, the Note, the Security Agreement, the Lockbox Agreement, and each other instrument, document, guaranty, security agreement, pledge agreement, mortgage, or other agreement executed and delivered by the Borrower or any guarantor or party granting security interests in connection with this Agreement, the Loans or any collateral for the Loans.

Loan Sweep Agreement. That certain Loan Sweep Agreement, dated the date hereof, between the Borrower and the Bank, as it may be amended, modified, supplemented, restated or replaced from time to time.

Lockbox Agreement: That certain Lockbox Agreement executed by the Borrower, and delivered to the Bank, as it may be amended, modified, supplemented, restated or replaced from time to time.

Net Installments Receivable: The dollar value of all installments receivable owing to the Borrower currently and in the future from noncancelable customer advertising contracts which are recorded at the time the contracts are consummated, less the reserve for bad debt, all as determined in the ordinary course of business and consistent with past practice and as reflected on the Borrower’s balance sheet.

Note: The Revolving Note.

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Obligations: The obligation of the Borrower: (a) to pay the principal of and interest on the Note in accordance with the terms hereof and thereof, and to satisfy all of the Borrower’s other obligations to the Bank, whether hereunder or otherwise, whether now existing or hereafter incurred, matured or unmatured including without limitation the obligations pursuant to letters of credit, direct or contingent, joint or several, and including without limitation obligations to or credit from others in which the Bank has a direct or indirect interest (including without limitation participations), including any extensions, modifications, renewals thereof and substitutions therefor; (b) to repay to the Bank all amounts advanced by the Bank hereunder or otherwise on behalf of the Borrower, including, but without limitation, advances for principal or interest payments to prior secured parties, mortgagees or lienors, or for taxes, levies, insurance, rent, repairs to or maintenance or storage of any of the Collateral; and (c) to pay all of the Bank’s expenses and costs, together with the reasonable fees and expenses of its counsel in connection with this Agreement or any other Loan Document(s) and any amendments thereto, and the documents required hereunder or thereunder, excluding costs and attorneys’ fees incurred in the negotiation and preparation of this Agreement and the other initial Loan Documents, or any proceedings brought or threatened to enforce payment of any of the Obligations described in clauses (a) or (b) above.

PBGC: The Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.

Permitted Lien: Any Lien of a kind specified in paragraphs (a)-(f) of Section 9.11.

Person: Any natural person, corporation, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

Plan: An employee benefit plan or other plan, maintained for employees of the Borrower or of any ERISA Affiliate, and subject to Title IV of ERISA or Section 412 of the Code.

Ratio of Senior Debt to TTM EBITDA: For any determination date and with respect to the Borrower, the ratio of (i) the sum of Senior Interest Bearing Debt on such date to (ii) EBITDA for the four quarters ending on such date, all as determined in accordance with GAAP.

Reportable Event: A reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and Section 302 of ERISA shall be a reportable event regardless of the issuance of any such waivers in accordance with Section 412(d) of the Code.

Revolving Applicable Margin: The rate per annum equal to (a) 3.50%, if the Ratio of Senior Debt to TTM EBITDA is greater than 2.50; (b) 3.25%, if the Ratio of Senior Debt to TTM EBITDA is equal to or less than 2.50 and greater than 2.00; (c) 3.00% if the Ratio of Senior Debt to TTM EBITDA is equal to or less than 2.00 and greater than 1.00; and (d) 2.75%, if the Ratio of Senior Debt to TTM EBITDA is equal to or less than 1.00; provided, however,

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that from the date hereof until receipt of the financial statements for the period ended March 31, 2006, the Revolving Applicable Margin shall be based upon the Senior Debt to TTM EBITDA ratio as of November 30, 2005. Notwithstanding the foregoing, in the event that the Borrower fails to timely deliver the financial statements and Compliance Certificate as required under Section 8.1, then the Revolving Applicable Margin shall be 3.50% for the period from the date upon which they were to be delivered until the next Adjustment Date. The Revolving Applicable Margin shall be determined by the Bank based on the Ratio of Senior Debt to TTM EBITDA calculated from the financial statements for the quarter just ended prior to the relevant Adjustment Date.

Revolving Credit Expiration Date: The date that first occurs: (i) December 31, 2008, or (ii) the date on which the Revolving Credit Facility is terminated pursuant to Section 10.2.

Revolving Credit Facility: The revolving credit facility under which the Bank may make Revolving Loans to the Borrower in accordance with Article 2 and the Revolving Note up to an aggregate principal amount at any one time outstanding not to exceed the lesser of (a) the Borrowing Base or (b) $7,500,000.

Revolving Interest Rate: The annual rate of interest that shall at all times be equal to the LIBOR Rate plus the Revolving Applicable Margin. The Revolving Interest Rate shall (a) change on the effective date of any change in the LIBOR Rate, and (b) change on the Adjustment Date if there is a change in the Ratio of Senior Debt to TTM EBITDA from the previous Adjustment Date which results in a different Revolving Applicable Margin. Notwithstanding the foregoing, from and after the occurrence of any Default or Event of Default and continuing thereafter until such Default or Event of Default shall be remedied to the written satisfaction of the Bank, the Revolving Interest Rate shall, at the election of the Bank, be that rate of interest that would otherwise be then in effect plus 2.0%. The Bank may lend to its customers at rates that are at, above, or below the Revolving Interest Rate.

Revolving Loan(s): Any loan(s) made by the Bank to the Borrower under the Revolving Credit Facility.

Revolving Note: That certain Revolving Note dated the date hereof executed by the Borrower and made payable to the order of the Bank in the original principal amount of $7,500,000, as it may be amended, modified, supplemented, restated or replaced from time to time.

Security Agreement: That certain Security Agreement, dated the date hereof, executed by the Borrower, and delivered to the Bank, as it may be amended, modified, supplemented, restated or replaced from time to time.

Senior Interest Bearing Debt: The sum of all interest-bearing Indebtedness of the Borrower owed to the Bank or to others, including without limitation all Capitalized Leases, but specifically excluding any Subordinated Debt.

Services Agreement. That certain Services Agreement dated March 8, 2004 between Borrower and Granite Equity Partners, LLC, as it may be amended from time to time.

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Subordinated Debt: Any Indebtedness of the Borrower, now existing or hereafter created, incurred or arising, which is subordinated in right of payment to the payment of the Obligations in a manner and to an extent that the Bank has approved in writing prior to the date hereof or prior to the creation of such Indebtedness.

Subsidiary: Any Person of which or in which the Borrower and its other Subsidiaries own directly or indirectly 50% or more of: (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation, (b) the capital interest or profit interest of such Person, if it is a partnership, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.

Trade Accounts Payable: The trade accounts payable of any Person with a maturity of not greater than 90 days (or such longer period of time as may be permitted by the terms of such payable) incurred in the ordinary course of such Person’s business, and including checks issued in payment of such Trade Accounts Payable but not yet cashed.

Section 1.2    Accounting Terms and Calculations. Except as maybe expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder (including, without limitation, determination of compliance with financial ratios and restrictions in Articles 8 and 9 hereof) shall be made in accordance with GAAP consistently applied.

Section 1.3    Other Definitional Terms. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, Schedules and like references are to this Agreement unless otherwise expressly provided.

ARTICLE 2 TERMS OF LENDING

Section 2.1    Revolving Credit Facility. Subject to and upon the terms and conditions hereof and in reliance upon the representations and warranties of the Borrower herein, the Bank agrees to make Revolving Loans to the Borrower under this Section 2.1 from time to time from the date hereof until the Revolving Credit Expiration Date, during which period the Borrower may repay and reborrow in accordance with the provisions hereof, provided, that the aggregate unpaid principal amount of all outstanding loans under this Section 2.1 shall not exceed the amount of the Revolving Credit Facility at any time. If, at any time, or for any reason, the principal amount outstanding under the Revolving Loan exceeds the Revolving Credit Facility, the Borrower shall immediately pay to the Bank, in cash, the amount of such excess.

Section 2.2    Borrowing Procedures for Revolving Loans. Each time the Borrower desires to obtain a loan under the Revolving Credit Facility pursuant to Section 2.1, such request shall be in writing (which may be by telecopy) or by telephone, and must be given so as to be received by the Bank not later than 11:00 a.m., Minneapolis time, on the date of the requested advance. Each request for a Revolving Loan shall specify (i) the borrowing date (which shall be a Business Day), and (ii) the amount of such Loan, which shall be in increments of $1,000. Any

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request for a Revolving Loan shall be deemed to be a representation that no event has occurred and is continuing, or will result from such Revolving Loan, which constitutes a Default or an Event of Default, and that the Borrower’s representations and warranties contained in Article 7 are true and correct as of the date of the Revolving Loan as though made on and as of such date. Unless the Bank determines that any applicable condition specified in Article 6 has not been satisfied, the Bank shall make the amount of the requested advance available to the Borrower at the Bank’s main office in Minneapolis, Minnesota, in immediately available funds not later than 5:00 p.m., Minneapolis time, on the date requested. The Borrower shall be obligated to repay all advances the Bank reasonably determines were requested on behalf of the Borrower notwithstanding the fact that the person requesting the same was not in fact authorized to do so.

Section 2.3    The Revolving Note. The obligation of the Borrower to repay any and all Revolving Loans made under Section 2.1, shall be evidenced by the Revolving Note. The Bank shall enter in its records the amount of each advance under, and the payments made on, the Revolving Credit Facility, and such records shall be deemed conclusive evidence of the subject matter thereof, absent manifest error.

Section 2.4    Loan Sweep. The Bank and the Borrower each acknowledge that they have entered into the Loan Sweep Agreement, and while such Agreement is in effect the Bank shall have the right to make advances under the Revolving Credit Facility, and to sweep the Deposit Account (as defined in the Loan Sweep Agreement), all as provided in the Loan Sweep Agreement. Except as expressly provided in Section 4.5 below, to the extent there are any inconsistencies between the provisions of this Agreement and the provisions of the Loan Sweep Agreement, then the provisions of the Loan Sweep Agreement shall control.

ARTICLE 3 INTEREST AND COSTS

Section 3.1    Interest on Revolving Loan. The unpaid principal amount of the Revolving Loan shall bear interest at the Revolving Interest Rate.

Section 3.2    Computation. Interest on the Note shall be computed on the basis of actual days elapsed and a year of 360 days.

Section 3.3    Payment Dates. Interest accruing on the Revolving Loan shall be due and payable as specified in the Revolving Note.

Section 3.4    Increased Costs. If, as a result of any generally applicable law, rule, regulation, treaty or directive, or any generally applicable change therein or in the interpretation or administration thereof, or compliance by the Bank with any generally applicable request or directive (whether or not having the force of law) from any court, central bank, governmental authority, agency or instrumentality, or comparable agency, in each case after the date hereof:

(a)      any tax, duty or other charge with respect to the Note or the Revolving Credit Facility is imposed, modified or deemed applicable, or the basis of taxation of payments to the Bank of interest or principal of the Loans (other than taxes imposed on the overall net income of the Bank by the jurisdiction in which the Bank has its principal office) is changed;

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(b)      any reserve, special deposit, special assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank is imposed, modified or deemed applicable;

(c)      any increase in the amount of capital required or expected to be maintained by the Bank or any Person controlling the Bank is imposed, modified or deemed applicable; or

(d)      any other condition affecting this Agreement, the Loans or the Revolving Credit Facility is imposed on the Bank or the relevant funding markets;

and the Bank reasonably and in good faith determines that, by reason thereof, the cost to the Bank of making or maintaining the Loans or the Revolving Credit Facility is increased, or the amount of any sum receivable by the Bank hereunder or under the Note in respect of any Loan is reduced; then, the Borrower shall pay to the Bank upon demand (which demand shall include sufficient evidence thereof) such additional amount or amounts as will compensate the Bank (or the controlling Person in the instance of (c) above) for such additional costs or reduction. Determinations by the Bank for purposes of this Section 3.4 of the additional amounts required to compensate the Bank shall be conclusive in the absence of manifest error. In determining such amounts, the Bank may use any reasonable averaging, attribution and allocation methods.

Section 3.5    Late Fees. In the event that any interest is not paid within 10 days after the due date thereof, the Borrower shall pay to the Bank upon demand a late charge equal to 5% of such overdue amount or $5.00, whichever is greater. This late charge is in addition to any default rate of interest that may be imposed.

Section 3.6    Facility Fee. On the date hereof, the Borrower shall pay to the Bank a one-time non-refundable facility fee in the amount of $56,250.

Section 3.7    Unused Line Fee. The Borrower agrees to pay to the Bank an unused line fee at the rate of one-quarter of one percent (0.25%) per annum calculated upon the amount by which the Revolving Credit Facility exceeds the average daily principal balance of the outstanding Revolving Loans from the date of this Agreement to and including the Revolving Credit Expiration Date, due and payable quarterly in arrears within 15 days after the Bank invoices Borrower and on the Revolving Credit Expiration Date.

ARTICLE 4 PAYMENTS AND PREPAYMENTS

Section 4.1    Repayment. Principal of the Revolving Loan shall be due and payable as specified in the Revolving Note.

Section 4.2    Optional Prepayments. The Borrower may prepay the Revolving Loan in whole or in part and, if prepaying in whole, terminate the Revolving Credit Facility, at any time without premium or penalty.

Section 4.3    Accelerated Payments. Upon the occurrence of an Event of Default and the acceleration of the Note, pursuant to and as permitted by Section 10.2, the Note and all other Obligations, shall be immediately due and payable as provided in Section 10.2 and in the Note.

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Section 4.4    Payments. Payments and prepayments of principal of, and interest on, the Note and all fees, expenses and other obligations under the Loan Documents shall be made without set-off or counterclaim in immediately available funds not later than 3:00 p.m., Minneapolis time, on the dates due at the main office of the Bank in Minneapolis, Minnesota. Funds received on any day after such time shall be deemed to have been received on the next Business Day. Whenever any payment to be made hereunder or on the Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of any interest or fees.

Section 4.5    Debits; Advances. The Bank is hereby authorized to pay accrued interest on the Note, the principal of the Note, any and all other amounts due and payable under the Loan Documents, and any checks presented for payment, by debiting any account of the Borrower at the Bank or by making one or more advances under the Revolving Loan, all without further authorization of the Borrower. Nothing in the Loan Sweep Agreement shall limit or be deemed to limit the Bank’s rights under this Section 4.5.

Section 4.6    Application of the Payments. Any voluntary prepayment shall be applied to such Note as the Borrower may direct, and any prepayment shall be applied first to the payment of the Prepayment Premium, if any, then to accrued interest and then to the reduction of principal of such Note in inverse order of maturity. Any prepayment resulting from an acceleration of the Note shall be applied to the Note in such order and such amounts as the Bank may from time to time determine and direct, notwithstanding any contrary instructions or directions of the Borrower.

ARTICLE 5 COLLATERAL SECURITY

Section 5.1    Composition of the Collateral. The property in which a security interest is, or is intended to be, granted pursuant to this Agreement, the Security Agreement or any other Loan Document and the provisions of Section 5.2 is herein collectively called the “Collateral.” The Collateral, together with all the Borrower’s other property of any kind held by the Bank, shall stand as one general, continuing collateral security for all of the Obligations, and may be retained by the Bank until all Obligations have been satisfied in full, and the Revolving Credit Facility has terminated.

Section 5.2    Rights in Property Held by the Bank. As security for the prompt satisfaction of all Obligations, the Borrower hereby assigns, transfers and sets over to the Bank all of its right, title and interest in and to, and grants to the Bank a lien on and a security interest in, any amounts which may be owing from time to time by the Bank to the Borrower in any capacity, including, but without limitation, any balance or share belonging to the Borrower of any deposit or other account with the Bank, which lien and security interest shall be independent of any right of setoff which the Bank may have.

Section 5.3    Priority of Liens. The liens as provided for under this Agreement, the Security Agreement and the other Loan Documents shall be first and prior liens except as set forth on Schedule 9.11.

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Section 5.4    Financing Statements. The Borrower will authorize, execute and deliver such security agreements, assignments, and UCC-1 financing statements (including amendments thereto and continuation statements thereof) in form satisfactory to the Bank as the Bank may specify and will pay or reimburse the Bank for all costs of filing or recording the same in such public offices as the Bank may designate except for such costs incurred in filing the initial financing statement, and take such other steps as the Bank shall direct, including the noting of the Bank’s lien on the chattel paper or any vehicle certificates of title, in order to perfect the Bank’s interest in the Collateral.

ARTICLE 6 CONDITIONS PRECEDENT

Section 6.1    Conditions of Initial Loan. The obligation of the Bank to make the initial Loan hereunder shall be subject to the satisfaction of the conditions precedent, in addition to the conditions precedent set forth in Section 6.2 below, that the Bank shall have received all of the following, in form and substance satisfactory to the Bank, each duly executed and certified or dated the date hereof or such other date as is satisfactory to the Bank:

(a)      The Revolving Note, duly executed by the Borrower.

(b)      The Security Agreement, duly executed by the Borrower.

(c)      The Loan Sweep Agreement, duly executed by the Borrower.

(d)      A certified copy of the Borrower’s Certificate of Incorporation, as of a recent date and issued by the Delaware Secretary of State.

(e)      Certificates of Good Standing respecting the Borrower, as of a recent date and issued by the Secretary of State of Minnesota and by the Delaware Secretary of State.

(f)      A Secretary’s Certificate of the Borrower certifying (1) a copy of its Bylaws with all amendments thereto, (2) a copy of any shareholder control agreement, (3) a copy of its resolutions authorizing the execution, delivery and performance of the Loan Documents to which it is a party, and (4) the names, titles, and signatures of its officers authorized to execute and perform the Loan Documents to which it is a party.

(g)      Evidence acceptable to the Bank in its discretion showing that the insurance required by the Security Agreement and the other Loan Documents is in full force and effect.

(h)      Such other documents or instruments as the Bank may request to consummate the transaction contemplated hereby.

Section 6.2    Conditions Precedent to all Loans. The obligation of the Bank to make any Loan hereunder shall be subject to the satisfaction of the following conditions precedent (and any request for a Loan) shall be deemed a written certification that such conditions precedent have been satisfied):

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(a)      Before and after giving effect to such Loan, the representations and warranties contained in Article 7 shall be true and correct, as though made on the date of such Loan; and

(b)      Before and after giving effect to such Loan, no Default or Event of Default shall have occurred and be continuing.

ARTICLE 7 REPRESENTATIONS AND WARRANTIES

To induce the Bank to enter into this Agreement, and to grant the Revolving Credit Facility and to make Loans hereunder, the Borrower represents and warrants to the Bank:

Section 7.1    Organization, Standing, Etc. The Borrower is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its businesses as now conducted and as proposed to be conducted, to enter into the Loan Documents and to perform its obligations under the Loan Documents. The Borrower is duly qualified and in good standing as a foreign corporation in Minnesota and in each other jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted and as proposed to be conducted by it makes such qualification necessary, and where the failure to so qualify could reasonably be expected to have an Adverse Effect. The Borrower holds all certificates of authority, licenses and permits necessary to carry on its business as presently conducted and as proposed to be conducted in each jurisdiction in which it carries or proposes to carry on such business.

Section 7.2    Authorization and Validity. The execution, delivery and performance by the Borrower of the Loan Documents have been duly authorized by all necessary corporate action by the Borrower, and the Loan Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

Section 7.3    No Conflict; No Default. The execution, delivery and performance by the Borrower of the Loan Documents will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower, (b) violate or contravene any provisions of the Borrower’s Certificate of Incorporation or the Borrower’s Bylaws or any shareholder control agreement respecting the Borrower, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or any of its properties may be bound or result in the creation of any Lien on any asset of the Borrower, other than Permitted Liens. The Borrower is not in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could reasonably be expected to have an Adverse Effect.

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Section 7.4    Government Consent. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrower to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents.

Section 7.5    Financial Statements and Condition. The Borrower’s financial statements, as heretofore furnished to the Bank by the Borrower, fairly present the financial condition of the Borrower as at the dates specified therein and the results of its operations and changes in financial position for the periods ended as of the dates specified therein. As of the dates of such financial statements, the Borrower has not had any material obligation, contingent liability, liability for taxes for long-term lease obligation which is not reflected in such financial statements or in the notes thereto. Since November 30, 2005, no Adverse Event has occurred.

Section 7.6    Litigation. Except as disclosed on Schedule 7.6 hereto, there are no actions, suits or proceedings pending or threatened against or affecting the Borrower or any of its properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to the Borrower, could reasonably be expected to have an Adverse Effect.

Section 7.7    Compliance. The Borrower is in material compliance with all statutes and governmental rules and regulations applicable to it.

Section 7.8    Environmental, Health and Safety Laws. There does not exist any violation by the Borrower of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which will or threatens to impose a material liability on the Borrower or which would require a material expenditure by the Borrower to cure. The Borrower has not received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, the consequences of which non-compliance or remedial action could reasonably be expected to have an Adverse Effect.

Section 7.9    ERISA. Each Plan complies with all material applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event, other than a Reportable Event for which the reporting requirements have been waived by regulations of the PBGC, has occurred and is continuing with respect to any Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would permit the institution of proceedings to terminate any Plan under Section 4042 of ERISA. The current value of the Plans’ benefits guaranteed under Title IV of ERISA does not exceed the current value of the Plans’ assets al1ocab1e to such benefits.

Section 7.10   Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the

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Federal Reserve Board) and no part of the proceeds of any Loan will be used to purchase or carry margin stock or for any other purpose which would violate any of the margin requirements of the Federal Reserve Board.

Section 7.11   Ownership of Property: Liens. The Borrower has good and marketable title to its real properties and good and sufficient title to its other properties, including all properties and assets referred to as owned by the Borrower in the financial statements referred to in Section 7.5 (other than property disposed of since the date of such financial statement in the ordinary course of business). None of the properties, revenues or assets of the Borrower is subject to a Lien, except for Permitted Liens.

Section 7.12   Taxes. The Borrower has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower). No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Borrower in respect of taxes and other governmental charges are adequate.

Section 7.13   Licenses and Infringement. The Borrower possesses adequate licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted. There does not exist and there is no reason to anticipate that there may exist, any liability to the Borrower with respect to any claim of infringement regarding any franchise, patent, copyright, trademark or trade name possessed or used by the Borrower.

Section 7.14   Investment Company Act. The Borrower is not an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.

Section 7.15   Public Utility Holding Company Act. The Borrower is not a “holding company” or a “subsidiary company” of a holding company or an “affiliate” of a holding company or of a subsidiary company of a holding company within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 7.16   Subsidiaries. The Borrower does not have any Subsidiaries.

Section 7.17   Partnerships and Joint Ventures. The Borrower is not a partner (limited or general) in any partnerships and the Borrower is not a joint venturer in any joint ventures.

Section 7.18   Use of Proceeds. The Borrower will use the proceeds as set forth in Recital B set forth above.

Section 7.19   Completeness of Disclosures. No representation or warranty by the Borrower contained herein or in any other Loan Document, or in any certificate or other

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document furnished heretofore or concurrently with the signing of this Agreement or any other Loan Document by the Borrower to the Bank in connection with the transactions contemplated hereunder or under any other Loan Document, contains any untrue statement of a material fact or omits to state a material fact which would prevent or materially inhibit the Borrower from performing this Agreement or any other Loan Document according to its terms.

Section 7.20   Survival of Representations. All of the representations and warranties set forth in the immediately preceding subsections shall survive until all the Obligations shall have been satisfied in full, and the Revolving Credit Facility has been terminated.

Each of the foregoing warranties and representations shall be deemed to be repeated and reaffirmed on and as of the date any Loan is made hereunder by the Bank to the Borrower pursuant to Article 2.

ARTICLE 8 AFFIRMATIVE COVENANTS

From the date of this Agreement and thereafter until the Revolving Credit Facility is terminated or expires and the Obligations have been paid in full, unless the Bank shall otherwise expressly consent in writing, the Borrower will do all of the following and will cause each Subsidiary, if any, to do all of the following:

Section 8.1	Financial Statements and Reports. Furnish to the Bank:

(a)      As soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, the annual financial statements of the Borrower prepared in conformity with GAAP, consisting of at least statements of income, cash flow and shareholder’s equity for such year, and a balance sheet as at the end of such year, all in reasonable detail and audited by independent certified public accountants of recognized standing selected by the Borrower and acceptable to the Bank and containing the unqualified opinion of such accountants.

(b)      As soon as available and in any event within 30 days after the end of each month, a copy of the company-prepared financial statements of the Borrower prepared in the same manner as the financial statements referred to in Section 8.1 (a), signed by the Borrower’s Chief Financial Officer, consisting of at least statements of income, cash flow and shareholder’s equity for such month, and a balance sheet as at the end of such month.

(c)      As soon as available and in any event within 30 days after the end of each month, a Borrowing Base Certificate, signed by the Borrower’s Chief Financial Officer.

(d)      As soon as available and in any event within 30 days prior to the start of each fiscal year of the Borrower, company-prepared financial projections, budgets and forecasts for the Borrower for such fiscal year, based on reasonable assumptions, in form and substance acceptable to the Bank.

(e)      As soon as available and in any event within 30 days after the end of each quarter, a Compliance Certificate signed by the Borrower’s Chief Financial Officer.

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(f)      Promptly upon becoming aware of the occurrence, with respect to any Plan, of any Reportable Event (other than a Reportable Event for which the reporting requirements have been waived by PBGC regulations) or any “prohibited transaction” (as defined in Section 4975 of the Code), a notice specifying the nature thereof and what action the Borrower proposes to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.

(g)      Promptly upon becoming aware of the occurrence thereof, notice of any violation as to any environmental matter by the Borrower and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (i) in which an adverse determination or result could reasonably be expected to result in the revocation of or have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by the Borrower which are material to the operations of the Borrower, or (ii) which will or threatens to impose a material liability on the Borrower to any Person or which will require a material expenditure by the Borrower to cure any alleged problem or violation.

(h)      From time to time, such other information regarding the business, operation and financial condition of the Borrower as the Bank may reasonably request.

Section 8.2	Financial Covenants.

(a)      Maintain its Fixed Charge Coverage Ratio (determined at the end of each quarter beginning December 31, 2006) at not less than (i) 1.10 to 1.0 at December 31, 2006 and March 31, 2007, and (ii) 1.25 to 1.0 at June 30, 2007 and thereafter.

(b)      Maintain its Ratio of Senior Debt to TTM EBITDA (determined at the end of each quarter beginning March 31, 2006) at not greater than (i) 3.25 through September 30, 2006, (ii) 3.00 at December 31, 2006 through September 30, 2007, and (iii) 2.75 at December 31, 2007 and thereafter.

Section 8.3    Corporate Existence. Maintain its corporate existence in good standing under the laws of its jurisdiction of organization and its qualification to transact business in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary. Without limiting the generality of the foregoing, the Borrower will maintain all of its certificates, permits, licenses and agreements of any kind or nature necessary to the operation of its business in full force and effect and in good standing.

Section 8.4    Insurance. Maintain with financially sound and reputable insurance companies such insurance in such amounts and against such risks as is reasonably requested by the Bank or as may be required by law or as may be customary in the case of reputable corporations engaged in the same or similar business and similarly situated, including, without limitation, property, hazard, fire, wind, hail, theft, collapse, comprehensive general public liability, and business interruption insurance, and worker’s compensation or similar insurance. The Borrower shall furnish to the Bank full information and written evidence as to the insurance maintained by the Borrower or any Subsidiary. All policies shall contain the insurer’s promise

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not to cancel the policy without 10 days prior written notice to the Bank at its address set forth below. All policies shall name the Bank as an additional insured or lender loss payee, as appropriate, as its interests may appear.

Section 8.5    Payment of Taxes and Claims. File all tax returns and reports which are required by law to be filed by it and pay before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including, without limitation, those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as its title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on its books in accordance with GAAP. In addition, and without limitation, promptly pay all Trade Accounts Payable.

Section 8.6    Inspection; Collateral Audits. Permit any Person designated by the Bank to visit and inspect any of its properties, corporate books and financial records, to examine and to make copies of its books of accounts and other financial records, to discuss its affairs, finances and accounts with, and to be advised as to the same by, its officers, and to conduct such collateral audits and appraisals, at such times and intervals as the Bank may reasonably designate. The reasonable expenses of the Bank for such visits, inspections, examinations, audits and appraisals shall be at the expense of the Borrower.

Section 8.7    Maintenance of Properties. Maintain its properties used or useful in the conduct of its business in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 8.8    Books and Records. Keep adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.

Section 8.9    Compliance. Comply with the requirements of all applicable state and federal laws, and of all rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

Section 8.10   ERISA. Maintain each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and of the Code.

Section 8.11   Environmental Matters. Observe and comply with all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could reasonably be likely to result in a material liability or otherwise have an Adverse Effect.

Section 8.12   Notice of Litigation. Promptly provide written notice to the Bank of all litigation, arbitration or mediation proceedings, and of all proceedings by or before any court or governmental or regulatory agency affecting the Borrower, which alone or in the aggregate seeks

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in excess of $50,000, describing the nature thereof and the steps being taken with respect to such proceeding.

Section 8.13   Notice of Default. Promptly provide written notice to the Bank of any Default or Event of Default, describing the nature thereof and what action the Borrower proposes to take with respect thereto.

Section 8.14   Accounts. By April 30, 2006, maintain the Borrower’s primary depository accounts at the Bank.

ARTICLE 9 NEGATIVE COVENANTS

From the date of this Agreement and thereafter until the Revolving Credit Facility is terminated or expires and the Obligations have been paid in full, unless the Bank shall otherwise expressly consent in writing, the Borrower will not do any of the following and the Borrower will not cause or allow any of its Subsidiaries, if any, to do any of the following:

Section 9.1    Merger. Merge or consolidate or enter into any analogous reorganization or transaction with any Person.

Section 9.2    Sale of Assets. Sell, transfer, assign, lease or otherwise convey all or any part of its assets (whether in one transaction or in a series of transactions) to any Person other than in the ordinary course of business or in excess of $50,000 in any calendar year.

Section 9.3    Purchase of Assets. Purchase or lease or otherwise acquire any right, title or interest in or to, any real or personal property not directly related to or necessary in connection with its present operations or not consistent with past practice in the ordinary course of business.

Section 9.4    Plans. Permit any condition to exist in connection with any Plan which might constitute grounds for the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan, permit any Plan to terminate under any circumstances which would cause the lien provided for in Section 4068 of ERISA to attach to any of its properties, revenues or assets or permit the underfunded amount of Plan benefits guaranteed under Title IV of ERISA to exceed $10,000.

Section 9.5    Change in Nature of Business. Make any material change in the nature of its business as carried on at the date hereof.

Section 9.6    Subsidiaries, Partnerships, Joint Ventures. Do any of the following: (a) form or acquire any corporation which would thereby become a Subsidiary; or (b) form or enter into any partnership as a general partner or into any joint venture.

Section 9.7    Other Agreements. Enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Bank which would: (a) prohibit it from granting, or otherwise limit its ability to grant, to the Bank any Lien on any of its assets or properties; or (b) be violated or breached by its performance of its obligations under the Loan Documents.

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Section 9.8    Restricted Payments. Either: (a) except for repurchase of any restricted stock owned by officers or employees of Borrower pursuant to a contractual obligation of Borrower existing on the date of this Agreement, purchase or redeem or otherwise acquire for value any of its capital stock, declare or pay any dividends or distributions with respect to any of its capital stock, make any distribution on, or payment on account of the purchase, redemption, defeasance or other acquisition or retirement for value of, any of its capital stock or set aside any funds for any such purpose; or (b) directly or indirectly make any payment on, or redeem, repurchase, defease, or make any sinking fund payment on account of, or any other provision for, or otherwise pay, acquire or retire for value, any of its Indebtedness that is subordinated in right of payment to the Loans (whether pursuant to its terms or by operation of law), except for regularly-scheduled payments of interest and principal (which shall not include payments contingently required upon occurrence of a change of control or other event) that are not otherwise prohibited hereunder or under the document or agreement stating the terms of such subordination.

Section 9.9    Investments. Acquire for value, make, have or hold any Investments, except:

(a)      Investments outstanding on the date hereof and listed on Schedule 9.9;

(b)      direct obligations of the United States of America;

(c)      extensions of credit in the nature of accounts receivable or notes receivable arising from the sale of goods and services in the ordinary course of business;

(d)      commercial paper issued by U.S. corporations rated “A-1” by Standard & Poor Corporation or “P-1” by Moody’s Investors Service or certificates of deposit or bankers’ acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers’ acceptances are fully insured by the Federal Deposit Insurance Corporation); and

(e)      other Investments (consistent with the Borrower’s current operations) not to exceed $250,000 at any time.

Section 9.10   Indebtedness. Create, incur, issue, assume or suffer to exist any Indebtedness, except:

(a)      the Obligations;

(b)      Indebtedness outstanding on the date hereof and listed on Schedule 9.10;

(c)      any Subordinated Debt; and

(d)      Indebtedness to finance Capital Expenditures permitted under Section 9.16, provided that the aggregate amount of such Indebtedness incurred in any year does not exceed $200,000.

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Section 9.11   Liens. Create, incur, assume or suffer to exist any Lien with respect to any property, revenues or assets now owned or hereafter arising or acquired, except:

(a)      Liens in favor of the Bank;

(b)      Liens existing on the date of this Agreement and disclosed on Schedule 9.11;

(c)      Deposits or pledges to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of its business;

(d)      Liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payments therefor shall not at the time be required to be made in accordance with the provisions of Section 8.5;

(e)      Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 8.5; and

(f)      Liens in connection with the acquisition of Capital Expenditures, provided that such liens attach only to the property being acquired if the Indebtedness secured thereby is permitted under Section 9.10(d) and does not exceed 100% of the fair market value of such property at the time of acquisition thereof.

Section 9.12   Contingent Payments or Liabilities. Either: (i) endorse, guarantee, contingently agree to purchase or to provide funds for the payment of, or otherwise become contingently liable upon, any obligation of any other Person, except by the endorsement of negotiable instruments for deposit or collection (or similar transactions) in the ordinary course of business, or (ii) agree to maintain the net worth or working capital of, or provide funds to satisfy any other financial test applicable to, any other Person.

Section 9.13   Unconditional Purchase Obligations. Enter into or be a party to any contract for the purchase or lease of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services.

Section 9.14   Transactions with Affiliates. Enter into or be a party to any transaction or arrangement, including, without limitation, the purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms no less favorable to it than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate, and other than the Services Agreement (provided that no more than $36,000 per year shall be payable by Borrower thereunder).

Section 9.15   Use of Proceeds. Permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing

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or carrying any margin stock” within the meaning of Regulation U of the Federal Reserve Board, as amended from time to time, and furnish to the Bank, upon its request, a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

Section 9.16   Capital Expenditures. Pay or incur, or commit to pay or incur, any Capital Expenditures during any fiscal year which exceed $3,000,000 in the aggregate.

ARTICLE 10 EVENTS OF DEFAULT AND REMEDIES

Section 10.1   Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:

(a)      The Borrower shall fail to make, within five (5) days of the date when due, whether by acceleration or otherwise, any payment of principal of the Note, or any interest on the Note, or any fee or other amount required to be made to the Bank pursuant to the Loan Documents; or

(b)      Any representation or warranty made or deemed to have been made by or on behalf of the Borrower or any other Credit Party in the Loan Documents or on behalf of the Borrower or any other Credit Party in any certificate, statement, report or other writing furnished by or on behalf of the Borrower or any other Credit Party to the Bank pursuant to the Loan Documents or any other instrument, document or agreement shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified or deemed to have been stated or certified; or

(c)      The Borrower shall fail to comply with Section 8.2 or Section 8.4 hereof or any Section of Article 9 hereof; or

(d)      The Borrower or any other Credit Party shall fail to comply with any agreement, covenant, condition, provision or term contained in the Loan Documents (and such failure shall not constitute an Event of Default under any of the other provisions of this Section 10.1) and such failure to comply shall continue for a period of 15 days after the earlier of: (i) the date the Borrower gives notice of such failure to the Bank, (ii) the date the Borrower should have given notice of such failure to the Bank pursuant to Section 8.13, or (iii) the date the Bank gives notice of such failure to the Borrower; or

(e)      An Act of Bankruptcy shall occur with respect to the Borrower or any other Credit Party, or any one or more of them; or

(f)      A judgment or judgments for the payment of money in excess of the sum of $100,000 in the aggregate shall be rendered against the Borrower or any other Credit Party and the Borrower or such other Credit Party shall not pay or discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, prior to any execution on such judgments by such judgment creditor, within 30 days from the date of entry thereof, and within said period of 30 days, or such longer period during which execution of such judgment shall be stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

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(g)      Any property of the Borrower or any other Credit Party (including, without limitation, the Collateral) shall be garnished or attached in any legal proceeding pursuant to an order or writ of a court of competent jurisdiction and such garnishment or attachment shall remain undischarged for a period of 30 days during which execution is not effectively stayed; or

(h)      The institution by the Borrower or any ERISA Affiliate of steps to terminate any Plan if in order to effectuate such termination, the Borrower or any ERISA Affiliate would be required to make a contribution to such Plan, or would incur a liability or obligation to such Plan, in excess of $50,000, or the institution by the PBGC of steps to terminate any Plan; or

(i)      The maturity of any Indebtedness of the Borrower or any other Credit Party (other than Indebtedness under this Agreement) owed to the Bank, or the maturity of any Indebtedness of the Borrower or any other Credit Party in an aggregate amount equal to or greater than $50,000 owed to others, shall be accelerated, or the Borrower or any other Credit Party shall fail to pay any such Indebtedness when due or, in the case of such Indebtedness payable on demand, when demanded, and all cure periods related thereto have expired and such debt has been accelerated; or

(j)      The Borrower or any other Credit Party shall fail to pay, withhold, collect or remit any tax or tax deficiency when assessed or due, unless contested in good faith pursuant to Section 8.5, or notice of any state or federal tax lien shall be filed or issued.

Section 10.2   Remedies. If (a) any Event of Default described in Section 10.1(e) shall occur, the Revolving Credit Facility shall automatically terminate and the outstanding unpaid principal balance of the Note, the accrued interest thereon and all other obligations of the Borrower to the Bank under the Loan Documents shall automatically become immediately due and payable; or (b) any other Event of Default shall occur and be continuing, then the Bank may take any or all of the following actions: (i) declare the Revolving Credit Facility to be terminated, whereupon the Revolving Credit Facility shall terminate, and (ii) declare that the outstanding unpaid principal balance of the Note, the accrued and unpaid interest thereon and all other obligations of the Borrower to the Bank under the Loan Documents to be forthwith due and payable, whereupon such Note, all accrued and unpaid interest thereon and all such obligations shall immediately become due and payable, in each case without further demand or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Note to the contrary notwithstanding. In addition, upon any Event of Default, the Bank may exercise all rights and remedies under any other instrument, document or agreement between the Borrower or any other Credit Party and the Bank, and enforce all rights and remedies under any applicable law, including without limitation the rights and remedies available upon default to a secured party under the Uniform Commercial Code as adopted in the State of Minnesota, including, without limitation, the right to take possession of the Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which the Borrower hereby expressly waives) and the right to sell, lease or otherwise dispose of any or all of the Collateral, and, in connection therewith, the Borrower will on demand assemble the Collateral and make it available to the Bank at a place to be designated by the Bank which is reasonably convenient to both parties.

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Section 10.3   Offset. In addition to the remedies set forth in Section 10.2, the Bank or any other holder of the Note may offset any and all balances, credits, deposits (general or special, time or demand, provisional or final), accounts or monies of the Borrower then or thereafter with the Bank or such other holder, or any obligations of the Bank or such other holder of the Note, against the Indebtedness then owed by the Borrower to the Bank. Nothing in this Agreement shall be deemed a waiver or prohibition of the Bank’s rights of banker’s lien, offset, or counterclaim, which right the Borrower hereby grants to the Bank.

ARTICLE 11 MISCELLANEOUS

Section 11.1   Waiver and Amendment. No failure on the part of the Bank or the holder of the Note to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in any other instrument, document or agreement delivered or to be delivered to the Bank hereunder or in connection herewith are cumulative and not exclusive of any remedies provided by law. No notice to or demand on the Borrower not required hereunder or under the Note shall in any event entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Bank or the holder of the Note to any other or further action in any circumstances without notice or demand. No amendment, modification or waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed by the Bank, and then such amendment, modifications, waiver or consent shall be effective only in the specific instances and for the specific purpose for which given.

Section 11.2   Expenses and Indemnities. The Borrower agrees to reimburse the Bank upon demand for all reasonable expenses paid or incurred by the Bank (including any fees and expenses of legal counsel) in connection with the transactions contemplated by this Agreement, and the preparation and negotiation of this Agreement or any amendment, or any interpretation, collection and enforcement of the Loan Documents, excluding costs and attorneys’ fees incurred in the negotiation and preparation of this Agreement and the other initial Loan Documents. The Borrower agrees to indemnify and hold the Bank harmless from any loss or expense which may arise or be created by the acceptance of instructions for making Loans or disbursing the proceeds thereof. The obligations of the Borrower under this Section 11.2 shall survive any termination or expiration of the Revolving Credit Facility and payment in full of the Obligations.

Section 11.3   Notices. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, facsimile transmission or overnight courier for next Business Day delivery addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from a first Business Day after the date of sending thereof if sent by facsimile transmission, or from a first Business Day after the date of sending if sent by overnight courier for next Business Day delivery; provided, however, that any notice to the Bank under Article 2 hereof shall be deemed to have been given only when received by the Bank. If notice

23

to the Borrower of any intended disposition of the Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given at least ten calendar days prior to the date of intended disposition or other action.

Section 11.4   Successors. This Agreement shall be binding on the Borrower and the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrower and the Bank, and the successors and assigns of the Bank. The Borrower shall not assign its rights or duties hereunder without the written consent of the Bank.

Section 11.5   Participations and Information. The Bank may sell participation interests in any or all of the Loans and in all or any portion of the Revolving Credit Facility to any Person. The Bank may furnish any information concerning the Borrower in the possession the Bank from time to time to participants and prospective participants and may furnish information in response to credit inquiries consistent with general banking practice.

Section 11.6   Severability. Any provision of the Agreement which is prohibited or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.7   Captions. The captions or headings herein are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

Section 11.8   Entire Agreement. This Agreement and the Note, and the other Loan Documents, embody the entire agreement and understanding between the Borrower and the Bank with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.

Section 11.9   Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart.

Section 11.10    Governing Law and Construction. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES THEREOF. Whenever possible, each provision of this Agreement and the other Loan Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto.

Section 11.11    Consent to Jurisdiction. AT THE OPTION OF THE BANK, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY BE ENFORCED IN ANY

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FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN HENNEPIN COUNTY, MINNESOTA; AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE BANK AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

Section 11.12    Waiver of Jury Trial. EACH OF THE BORROWER AND THE BANK IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 11.13    Borrower Acknowledgments. The Borrower hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (b) the Bank has no fiduciary relationship to the Borrower, the relationship being solely that of debtor and creditor, (c) no joint venture exists between the Borrower and the Bank, and (d) the Bank undertakes no responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the business or operations of the Borrower and the Borrower shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to, the Borrower by the Bank is for the protection of the Bank and neither the Borrower nor any third party is entitled to rely thereon.

(The signature page follows.)

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THE PARTIES HERETO have caused this Credit Agreement to be executed as of the date first above written.

UNIQUESCREEN MEDIA, INC.

By:/s/ John B. Brownson

Title:	Chief Operating Officer and Chief Financial Officer

4140 Thielman Lane, Suite 110 W.

St. Cloud, MN 56301

Attention: Mr. John B. Brownson

Telephone: (320) 654-6578

Fax: (320) 258-3192

EXCEL BANK MINNESOTA

/s/ Ryan McKinney

Title:  Senior Vice President

50 South Sixth Street, Suite 1000

Minneapolis, MN 55402

Attention: Mr. Ryan McKinney

Telephone: (612) 238-2152

Fax: (612) 238-2075

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List of Schedules	(TO BE COMPLETED BY THE BORROWER)

7.6	Litigation

9.9	Existing Investments

9.10	Existing Indebtedness

9.11	Existing Liens

Schedules to Credit Agreement

These Schedules modify, supplement and form a part of the representations or warranties of Borrower contained in that certain Credit Agreement, dated as of December 29, 2005, by and between UniqueScreen Media, Inc., as Borrower, and Excel Bank Minnesota (the “Agreement”). Unless the context indicates otherwise, all capitalized terms used and not otherwise defined herein shall have the meanings given them in the Agreement. A matter disclosed in any Schedule shall be deemed disclosed for purposes of all other Schedules. Notwithstanding any materiality qualifications in any of Borrower’s representations or warranties in the Agreement, for administrative ease, certain items have been included herein that are not considered by Borrower to be material to Borrower’s business, financial condition or results of operations. The inclusion of any item herein shall not be deemed to be an admission by Borrower that such item is material to its business, financial condition or results of operations, nor shall it be deemed an admission of any obligation or liability to any third party,

SCHEDULE 7.6

LITIGATION

Varilease

Borrower is engaged in litigation in the Federal District Court for the District of Minnesota entitled UniqueScreen Media, Inc. and Eugene K. Schreder v. Varilease Finance, Inc., Court File No. 05-2046 (ADM/RLE).

Borrower commenced an action in Minnesota Federal District Court for a declaratory judgment against Varilease Finance, Inc. Borrower entered into two equipment lease schedules with Varilease, each of which were subsequently assigned by Varilease to third parties. At the time of Varilease’s assignment, Varilease informed the Borrower in writing that Varilease had transferred its entire interest in the Lease to All Points Leasing and to Wells Fargo Leasing and instructing Borrower to make all further rent payments to the assignees. Borrower prepaid the Lease assigned to All Points and has paid the final rents due Wells Fargo under the second Lease assigned by Varilease. At or about the time of the final payment under the Wells Fargo Lease, Varilease contended that since no notice of the exercise of any end of term option was given to Varilease more than 180 days prior to the scheduled expiration date of each Lease, the Borrower was deemed to have exercised an additional one year lease extension and demanded the rent therefore. One year’s rent under the All Points’ Lease would be $84,576.84 and under the Wells Fargo Lease would be $100,262.52.

Neither All Points nor Wells Fargo has asserted any claim to additional rent. Borrower’s chief contention is that since Varilease notified Borrower that Varilease had transferred all of its interest in the Leases, it has no right now to demand, based upon a superseded notification requirement, additional payment or assert claims under the Leases. Varilease counterclaimed against Borrower for approximately $338,000, an amount in excess of the combined annual rent under both Leases, under a liquidated damage clause in the Lease. Borrower denies any such liability and challenges the use of the liquidated damage penalty. Cross motions for judgment on the pleadings have been made and are expected to be heard in late January or early February 2006.

Zwilling

In September 2004, the Borrower commenced a civil suit in Stearns County District Court against Michael Zwilling (“Zwilling”), a former employee of the Borrower. The Borrower asserts in its Complaint that Zwilling breached his common law duty of loyalty and his employment contract with the Borrower by engaging in various acts of unfair competition. In response to the Borrower’s Complaint, Zwilling filed a Counterclaim against the Borrower. Rather than stating any particular cause of action by name in the Counterclaim, Zwilling instead generally asserts in his Counterclaim that he is owed:  (i) damages of $100,000, plus interest, as a result of an allegedly broken promise to pay him $100,000 upon the sale of Eugene Schreder’s majority interest in the Borrower; (ii) damages in excess of $50,000 a year for four years as a result of alleged wrongful interference with business opportunities; (iii) damages of $15,000 for allegedly unpaid commissions; (iv) damages in excess of $30,000 for negative impact on his reputation and value as a salesperson; and (v) damages of $5,000 for alleged wrongful failure to award him a prize in connection with a sales contest.

On October 13, 2005 (just nine days after Zwilling’s deposition was taken), he filed a Chapter 7 bankruptcy petition. The state court litigation has been stayed by the filing of the bankruptcy petition, and the first meeting of creditors in the bankruptcy case is scheduled for January 31, 2006 at the Stearns County Courthouse.

Howell Fitness

The Borrower is currently in a dispute with Howell Fitness regarding advertising purchased for display in a Michigan theater. Howell Fitness filed an action in the Circuit Court for the county of Livingston, State of Michigan, filed as Case No.: 04-21152-CK, claiming that the Borrower breached a provision of its Client Service and Advertising Agreement that Howell Fitness would be the exclusive health club advertiser in the Brighton, Michigan theater serviced by the Borrower. Borrower has offered to settle for $1,500. A nonbinding alternative dispute resolution case evaluation recently found in favor of Howell Fitness in the amount of $10,000, which Borrower is taking under consideration.

SCHEDULE 9.9

EXISTING INVESTMENTS

The Borrower is currently in the process of negotiating the following Investments:

1.

Fifteen (15) shares of the 130 outstanding common shares of M.A. Operating, Inc., an Ohio corporation, to be acquired for the investment of $50,000.00. M.A. Operating Inc. is engaged in the business of advertising and promotion.

2.

Ten percent (10%) unrestricted limited partnership interest in Cinema Direct Media, LTD, a Texas Limited Liability partnership to be acquired for the investment of approximately $100,000.00. Cinema Direct Media, LTD is a newly-forming company engaged in the distribution of application software enabling advertising agencies to purchased cinema screen advertising in theatres throughout the country.

SCHEDULE 9.10

EXISTING INDEBTEDNESS

Revolving and Term Loan Agreement by and between the Borrower and Bremer Bank National Association dated as of March 8, 2004*

a.	Revolving Note in the original principal amount of $1,000,000 dated March 8, 2004*
b.	Promissory Note in the original principal amount of $1,100,000 dated March 8, 2004*
c.	Promissory Note in the original principal amount of $2,780,000 dated March 8, 2004*

Promissory Note in the original principal amount of $250,000 dated March 8, 2004 to Eugene K. Schreder and Alyssa M. Schreder*

Promissory Note in the original principal amount of $1,000,000 dated March 8, 2004 to Eugene K. Schreder and Alyssa M. Schreder

Promissory Note to John Goltz, Sr.*

Retail Installment Sale Agreement by and between Media Pro International, Inc. and General Motors Acceptance Corporation in the original principal amount of $43,522.20 dated January 2, 2003 pursuant to the purchase of a 2003 GMC Yukon, V1N3GKFK16Z53G197235

See attached list of capital leases.

_________________________

*       To be paid in full with the proceeds of advances under the Revolving Credit Facility.

CAPITAL LEASES

	Lessor/Assignee	Name of Agreement	Description	Payment Terms	Length of Lease
1.

Assignee:
American Capital Group, Inc.
500 North State College Blvd., Suite 950
Orange, CA 92868
Phone: (714) 937-4126
Fax: (714) 937-4127
Attn: Steve Prettyman

Lessor:
Dimension Funding, LLC
17748 Sky Park Blvd., Suite 100
Irvine, CA 92612
Phone: (949) 250-0585

Terms and Conditions of Lease (Lease Schedule No. 101138-01GE), dated May 24, 2002, by and between Media Pro International, Inc. and American Capital Group, Inc (i.e. GE Capital Colonial Pacific Leasing Co.).

			Theatre Equipment (55-9200A Digital Sound System, 20 - 100 Projector Controllers)	$844.30/mo.	March 2007
2.

Assignee 1:
Nat’l City Commercial Capital (NCCC)
995 Dalton Avenue
Cincinnati, OH 45203
Phone: (513) 455-2323
Fax: (513) 763-6075

Assignee 2:
Sovereign Bank
PO Box 14833
Reading, PA 19612-4833
Phone: (800) 238-4009
Fax: (631) 531-0684

Lessor:
Preferred Capital, Inc.
6860 West Snowville Road, Suite 110
Brecksville, OH 44114
Phone: (440) 546-7400 or 1-800-338-4535
Fax: (440) 546-7406

Master Lease Agreement (No. 28293), and Equipment Schedules Nos. 001-009, dated March 12, 2003, by and between UniqueScreen Media, Inc. and Preferred Capital, Inc., as assigned

Assigned Leases for NCCC
001, 002, 003, 004, 006 and
007

Assigned Leases for Sovereign
Bank 005, 008 and 009

			Theatre Equipment (9 locations)	$9,160.22/mo.	January 2006

	Lessor/Assignee	Name of Agreement	Description	Payment Terms	Length of Lease
3.

Assignee:
All Points Capital Corp.
275 Broadhollow Road
Melville, NY 11747
Phone: (631) 777-5715

Lessor:
Varilease Finance, Inc.
488 East 6400 South, Suite 225
Murray, VT 84107
Phone: (801) 685-7300
Fax: (801) 685-7500

		Master Lease Agreement (Schedule No. 01), dated July 18, 2002, by and between Varilease Finance, Inc. and Media Pro International, Inc., as assigned	Theatre Equipment (4 locations)	See Schedule 7.6	See Schedule 7.6
4.

Assignee:
Wells Fargo Equipment Finance, Inc.
Investors Building, Suite 300
733 Marquette Avenue
Minneapolis, MN 55402
Ann: Rocky H. O’Bannon, Contract Admin.

Lessor:
Varilease Finance, Inc.
488 East 6400 South, Suite 225
Murray, VT 84107
Phone: (801) 685-7300
Fax: (801) 685-7500

		Master Lease Agreement (Schedule No. 02), dated July 18, 2002, by and between Varilease Finance, Inc. and Media Pro International, Inc., as assigned.	Theatre Equipment (4 locations)	See Schedule 7.6	See Schedule 7.6

SCHEDULE 9.11

EXISTING LIENS

Secured Party	Jurisdiction	Collateral	Number
Bremer Bank National Association*	Delaware	Blanket lien	40652521
Bremer Bank National Association*	Delaware	Blanket lien	40652687
John Goltz Sr.*	Minnesota	Blanket lien	1915506
First American Bank NA*	Minnesota	Blanket lien	1966752
Studebaker Worthington Leasing Corp.**	Minnesota	Specified equipment	20023793442
Colonial Pacific Leasing Co.	Minnesota	Specified equipment	20024069486
Michigan Heritage Bank**	Minnesota	Specified equipment	20024459823
Varilease Finance Inc.	Minnesota	Specified equipment	20025130505
Varilease Finance Inc/Wells Fargo Equipment Financing Inc.	Minnesota	Specified equipment	20025683774
Bremer Bank*	Minnesota	Blanket lien	20036483140
National City Commercial Capital Corporation	Minnesota	Specified equipment	20036991669
National City Commercial Capital Corporation	Minnesota	Specified equipment	20036991692
Sovereign Bank	Minnesota	Specified equipment	20036991739
National City Commercial Capital Corporation	Minnesota	Specified equipment	20036991773
National City Commercial Capital Corporation	Minnesota	Specified equipment	20036991809
National City Commercial Capital Corporation	Minnesota	Specified equipment	20036991810
National City Commercial Capital Corporation	Minnesota	Specified equipment	20036991832
Sovereign Bank	Minnesota	Specified equipment	20037159957
Sovereign Bank	Minnesota	Specified equipment	20037160019
US Bancorp	Minnesota	Specified equipment	200410049243

*	To be terminated as part of financing.
**	Paid in full. Lien should be released.

FIRST AMENDMENT

TO

CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of March 10, 2006, by and between UNIQUESCREEN MEDIA, INC., a Delaware corporation (the “Borrower”), and EXCEL BANK MINNESOTA, a Minnesota state banking corporation (the “Bank”).

RECITALS:

A.      The Borrower and the Bank are parties to that certain Credit Agreement dated as of December 29, 2005 (the “Credit Agreement”).

B.      The Borrower has requested and the Bank has agreed to amend the Credit Agreement on the terms and conditions provided herein.

AGREEMENTS:

IN CONSIDERATION of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.       Defined Terms. Any capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Credit Agreement.

2.       Amendments to Section 1.1. The following definitions contained in Section 1.1 of the Credit Agreement are hereby amended and restated in their entirety or added to read as follows:

Borrowing Base:  Either an amount equal to the sum of 85% of Net Installments Receivable or, for the months ending February 28, 2006 through July 31, 2006, if Borrower has outstanding Subordinated Debt of $500,000 of principal, an amount equal to the sum of 85% of Net Installments Receivable plus the Additional Advance.

Additional Advance: An amount equal to $300,000.

3.       Revised Borrowing Base Certificate. The following definitions contained in Section 1.1 of the Credit Agreement are hereby amended and restated in their entirety or added to read as follows:

4.       Representations and Warranties. To induce the Bank to enter into this Amendment, the Borrower represents and warrants to the Bank as follows:

(a)      The execution, delivery and performance by the Borrower of this Amendment and any other documents required to be executed and/or delivered by the Borrower by the terms of this Amendment have been duly authorized by all necessary corporate action, do not require any approval or consent of, or any registration, qualification or filing with, any government agency or authority or any approval or consent of any other person, do not and will not conflict with, result in any violation of or

1

constitute any default under, any provision of the Borrower’s Certificate of Incorporation or Bylaws, any agreement binding on or applicable to the Borrower or any of its property, or any law or governmental regulation or court decree or order, binding upon or applicable to the Borrower or of any of its property and will not result in the creation or imposition of any security interest or other lien or encumbrance in or on any of its property pursuant to the provisions of any agreement applicable to the Borrower or any of its property.

(b)      The representations and warranties contained in the Credit Agreement are true and correct as of the date hereof as though made on the date hereof except to the extent that such representations and warranties relate solely to an earlier date.

(c)      There does not exist any Default or Event of Default.

5.       Release. The Borrower hereby releases, acquits, and forever discharges the Bank and each and every past and present subsidiary, affiliate, stockholder, officer, director, agent, servant, employee, representative, and attorney of the Bank from any and all claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys’ fees) of any kind, character, or nature whatsoever, known or unknown, fixed or contingent, which any of them may have or claim to have now or which may hereafter arise out of or be connected with any act of commission or omission of the Bank existing or occurring prior to the date of this Amendment or any instrument executed prior to the date of this Amendment including, without limitation, any claims, liabilities or obligations arising with respect to the indebtedness evidenced by the Note or with respect to any other Loan Document. The provisions of this Section shall survive payment of the Note and any other Obligations and shall be binding upon the Borrower and shall inure to the benefit of the Bank and its successors and assigns.

6.       Estoppel. The Borrower represents and warrants that there are no known claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys’ fees) of any kind, character or nature whatsoever, fixed or contingent, which the Borrower may have or claim to have against the Bank, which might arise out of or be connected with any act of commission or omission of the Bank existing or occurring on or prior to the date of this Amendment, including, without limitation, any claims, liabilities or obligations arising with respect to the indebtedness evidenced by the Note or with respect to any other Loan Document.

7.       Conditions Precedent. The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

(a)      the Bank shall have received evidence satisfactory to it that Borrower shall have entered into documents for the receipt of at least $500,000 of Subordinated Debt from Granite Equity Limited Partnership the terms and conditions of which shall be acceptable to the Bank; and

(b)      the Bank shall have received such other documents or instruments as the Bank may request.

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8.       Payment of Expenses; Right to Debit Account. The Borrower agrees to reimburse the Bank upon demand for all out-of-pocket expenses, including attorneys’ fees and expenses, incurred by the Bank in connection with the drafting, negotiation and execution of this Amendment, and all other documents executed in connection herewith. The Bank shall have the right to pay all such expenses by debiting any account of the Borrower at the Bank, without further authorization from the Borrower.

9.       Binding Nature of Loan Documents. The Borrower acknowledges and agrees that the terms, conditions and provisions of the Credit Agreement and of each Loan Document executed and delivered in connection therewith are fully binding and enforceable agreements, and are not subject to any defense, counterclaim, set off or other claim of any kind or nature. The Borrower hereby reaffirms and restates its duties, obligations and liability under the Credit Agreement and each Loan Document executed by it in connection with the Credit Agreement.

10.     Reference to the Loan Documents. From and after the date of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference to the “Credit Agreement” or “Loan Agreement”, “thereunder”, “thereof”, “therein” or words of like import referring to the Credit Agreement in any other Loan Document shall mean and be a reference to the Credit Agreement as amended hereby.

11.     Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Any executed counterpart of this Amendment delivered by facsimile or other electronic transmission to a party hereto shall constitute an original counterpart of this Amendment.

12.     No Other Modification. Except as expressly amended by the terms of this Amendment, all other terms of the Credit Agreement shall remain unchanged and in full force and effect.

13.     No Waiver. This Amendment is not intended to operate as, and shall not be construed as, a waiver of any Default or Event of Default whether known to the Bank or unknown, as to which all rights and remedies of the Bank shall remain reserved.

(The signature page follows.)

3

THE PARTIES have executed this First Amendment to Credit Agreement as of the day and year first above written.

UNIQUESCREEN MEDIA, INC.

By:	/s/ John B. Brownson

Title:       CFO/COO

4140 Thielman Lane, Suite 110 W

St Cloud, MN 56301

Attention:  Mr. John B. Brownson

Telephone: (320) 654-6578

Fax: (320) 258-3192

STATE OF MINNESOTA		)
) ss.
COUNTY OF	Stearns	)

The foregoing instrument was acknowledged before me this   13  day of March by      John Brownson    (who is known to me personally or who produced a driver’s license as identification), the      CFO/COO      of UniqueScreen Media, Inc. a Minnesota corporation, on behalf of the corporation.

/s/ Jodi Lynn Anderson-Nystedt

Notary

EXCEL BANK MINNESOTA

By:	/s/ Ryan McKinney

Title:  Senior Vice President

50 South Sixth Street, Suite 1000

Minneapolis, MN 55402

Attention: Mr. Ryan McKinney

Telephone: (612) 238-2152

Fax; (612) 238-2075

4

SECOND AMENDMENT

TO

CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of July 25, 2006, by and between UNIQUESCREEN MEDIA, INC., a Delaware corporation (the “Borrower”), and EXCEL BANK MINNESOTA, a Minnesota state banking corporation (the “Bank”).

RECITALS:

A.      The Borrower and the Bank are parties to that certain Credit Agreement dated as of December 29, 2005, as amended by that certain First Amendment to Credit Agreement dated as of March 10, 2006 (as so amended, the “Credit Agreement”).

B.      The Borrower has entered into that certain Stock Purchase Agreement dated as of July 6, 2006 (the “AIX Stock Purchase Agreement”) with Access Integrated Technologies, Inc. (“AIX”) pursuant to which all of the outstanding shares of stock of the Borrower would be sold to AIX (the “AIX Transaction”), and the Borrower has requested that the Bank consent to the AIX Transaction.

C.      The Borrower and the Bank desire to amend the Credit Agreement on the terms and conditions provided herein.

AGREEMENTS:

IN CONSIDERATION of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.       Defined Terms. Any capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Credit Agreement.

2.       Amendments to Section 1.1. Section 1.1 of the Credit Agreement is hereby amended by deleting the definitions of “Additional Advance,” “Borrowing Base,” “EBITDA,” and “Fixed Charge Coverage Ratio,” currently contained in such Section. Section 1.1 of the Credit Agreement is further amended to add the following definitions to such Section in their correct alphabetical order:

Borrowing Base: At any time an amount equal to the sum of 85% of Net Installments Receivable.

EBITDA: For any period of determination and with respect to the Borrower, net income plus (i) deductions for Interest Expense, income taxes, depreciation, and amortization, plus (ii) deductions for management fees paid or accrued under the Services Agreement prior to July 31, 2006 (provided such amount does not exceed $36,000 per year) minus (iii) extraordinary income and gains (losses) on sales of assets, all as determined in accordance with GAAP.

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Fixed Charge Coverage Ratio: For any period of determination and with respect to the Borrower, the ratio of (a) the sum of (i) EBITDA for such period, minus (ii) the greater of (1) 25% multiplied by the Capital Expenditures made in such period, or (2) $500,000, minus (iii) income tax paid in such period, to (b) the sum of (i) Interest Expense in such period, plus (ii) scheduled principal payments on Indebtedness in such period, plus (iii) $600,000, plus (iv) deductions for management fees paid or accrued under the Services Agreement prior to July 31, 2006 (provided such amount does not exceed $36,000 per year). The Fixed Charge Coverage Ratio shall be determined on a trailing four-quarter basis.

3.       Amendment of Section 9.14. Section 9.14 of the Credit Agreement is hereby amended in its entirety to read as follows:

Section 9.14    Transactions with Affiliates. Enter into or be a party to any transaction or arrangement, including, without limitation, the purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms no less favorable to it than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate.

4.       Representations and Warranties. To induce the Bank to enter into this Amendment, the Borrower represents and warrants to the Bank as follows:

(a)      The execution, delivery and performance by the Borrower of this Amendment and any other documents required to be executed and/or delivered by the Borrower by the terms of this Amendment have been duly authorized by all necessary corporate action, do not require any approval or consent of, or any registration, qualification or filing with, any government agency or authority or any approval or consent of any other person, do not and will not conflict with, result in any violation of or constitute any default under, any provision of the Borrower’s Certificate of Incorporation or Bylaws, any agreement binding on or applicable to the Borrower or any of its property, or any law or governmental regulation or court decree or order, binding upon or applicable to the Borrower or of any of its property and will not result in the creation or imposition of any security interest or other lien or encumbrance in or on any of its property pursuant to the provisions of any agreement applicable to the Borrower or any of its property.

(b)      The representations and warranties contained in the Credit Agreement are true and correct as of the date hereof as though made on the date hereof except to the extent that such representations and warranties relate solely to an earlier date.

(c)      There does not exist any Default or Event of Default.

5.       Release. The Borrower hereby releases, acquits, and forever discharges the Bank and each and every past and present subsidiary, affiliate, stockholder, officer, director, agent, servant, employee, representative, and attorney of the Bank from any and all claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including

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attorneys’ fees) of any kind, character, or nature whatsoever, known or unknown, fixed or contingent, which any of them may have or claim to have now or which may hereafter arise out of or be connected with any act of commission or omission of the Bank existing or occurring prior to the date of this Amendment or any instrument executed prior to the date of this Amendment including, without limitation, any claims, liabilities or obligations arising with respect to the indebtedness evidenced by the Note or with respect to any other Loan Document. The provisions of this Section shall survive payment of the Note and any other Obligations and shall be binding upon the Borrower and shall inure to the benefit of the Bank and its successors and assigns.

6.       Estoppel. The Borrower represents and warrants that there are no known claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys’ fees) of any kind, character or nature whatsoever, fixed or contingent, which the Borrower may have or claim to have against the Bank, which might arise out of or be connected with any act of commission or omission of the Bank existing or occurring on or prior to the date of this Amendment, including, without limitation, any claims, liabilities or obligations arising with respect to the indebtedness evidenced by the Note or with respect to any other Loan Document.

7.       Conditions Precedent. The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

(a)      the Bank shall have received this Amendment duly executed on behalf of the Borrower; and

(b)      the Bank shall have received such other documents or instruments as the Bank may request.

8.       Payment of Expenses; Right to Debit Account. The Borrower agrees to reimburse the Bank upon demand for all out-of-pocket expenses, including attorneys’ fees and expenses, incurred by the Bank in connection with the drafting, negotiation and execution of this Amendment, and all other documents executed in connection herewith. The Bank shall have the right to pay all such expenses by debiting any account of the Borrower at the Bank, without further authorization from the Borrower.

9.       Binding Nature of Loan Documents. The Borrower acknowledges and agrees that the terms, conditions and provisions of the Credit Agreement and of each Loan Document executed and delivered in connection therewith are fully binding and enforceable agreements, and are not subject to any defense, counterclaim, set off or other claim of any kind or nature. The Borrower hereby reaffirms and restates its duties, obligations and liability under the Credit Agreement and each Loan Document executed by it in connection with the Credit Agreement.

10.     Reference to the Loan Documents. From and after the date of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference to the “Credit Agreement” or “Loan Agreement”, “thereunder”, “thereof”, “therein” or words of like import

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referring to the Credit Agreement in any other Loan Document shall mean and be a reference to the Credit Agreement as amended hereby.

11.     Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Any executed counterpart of this Amendment delivered by facsimile or other electronic transmission to a party hereto shall constitute an original counterpart of this Amendment.

12.     No Other Modification. Except as expressly amended by the terms of this Amendment, all other terms of the Credit Agreement shall remain unchanged and in full force and effect.

13.     No Waiver. This Amendment is not intended to operate as, and shall not be construed as, a waiver of any Default or Event of Default whether known to the Bank or unknown, as to which all rights and remedies of the Bank shall remain reserved.

14.     Consent to AIX Transaction. The Bank hereby consents to the AIX Transaction, provided that (a) the transaction is consummated in accordance with the terms and conditions specified in the AIX Stock Purchase Agreement in the form delivered to the Bank, and (b) this consent shall not apply to any subsequent sale by AIX of the Borrower’s stock.

(The signature page follows.)

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THE PARTIES have executed this Second Amendment to Credit Agreement as of the day and year first above written.

UNIQUESCREEN MEDIA, INC.

By:/s/ John B. Brownson

Title: CFO/COO

4140 Thielman Lane, Suite 110 W.

St. Cloud, MN 56301

Attention: Mr. John B. Brownson

Telephone: (320) 654-6578

Fax: (320) 258-3192

EXCEL BANK MINNESOTA

By:/s/ Ryan McKinney

Title: Executive Vice President

50 South Sixth Street, Suite 1000

Minneapolis, MN 55402

Attention: Mr. Ryan McKinney

Telephone: (612) 238-2152

Fax: (612)238-2075

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BORROWING BASE CERTIFICATE

(Dated ___________________)

I, John Brownson, the Chief Financial Officer of UniqueScreen Media, Inc., a Delaware corporation (the “Borrower”), acting on behalf of the Borrower under that certain Credit Agreement dated December 29, 2005 (as amended from time to time, the “Agreement”), hereby certify to Excel Bank Minnesota (the “Bank”) as follows (all capitalized terms used herein have the meanings given to them in the Agreement):

As of the close of business on ____________, 200_, the Borrowing Base and the unpaid principal balance of the Revolving Note were as follows:

1.	Installments Receivable	$________(1)
2.	Less: Bad Debt Reserve	$________(2)
3.	Net Installments Receivable (Line 1 minus Line 2)	$________(3)
4.	Borrowing Base (85% of Line 3)	$________(4) *
5.	Revolving Credit Facility (lesser of Line 4 or $7,500,000)	$________(5)
6.	Unpaid principal balance of Revolving Note	$________(6)
7.	Availability (or Shortfall) (Line 5 minus Line 6)	$________(7)

Attached hereto is supporting information regarding the Borrower’s installments receivable, and bad debt reserve calculation, as of the date hereof.

As of the date of this Certificate, no event has occurred which constitutes a Default or an Event of Default.

Dated: _____________,200_

__________________________________
Signature of Chief Financial Officer of
UniqueScreen Media, Inc.

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